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                                    EXHIBITS


EXHIBIT 11 - COMPUTATION OF NET INCOME PER SHARE


                                                            Three months ended                    Nine months ended
                                                               September 30,                        September 30,
                                                      ------------------------------        ----------------------------
                                                          1996               1995              1996              1995
                                                      -----------        -----------        ----------        ----------
Weighted average common shares outstanding             12,885,000         11,244,565        12,879,708        10,414,855

Net effect of dilutive stock equivalents based
   on the treasury stock method using ending
   market price                                           772,660          1,089,246           885,314         1,091,808

Sale of common stock from the initial public
   offering assumed to repay amounts due to
   pre-IPO shareholders for undistributed S
   Corporation earnings                                        --            594,734                --           958,183
                                                      -----------        -----------        ----------        ----------
Total weighted average shares outstanding              13,657,660         12,928,545        13,765,022        12,464,846
                                                      ===========        ===========        ==========        ==========

Net income                                            $ 1,346,320                           $6,104,768
                                                      ===========                           ==========

Net income per share                                  $      0.10                           $     0.44
                                                      ===========                           ==========

Pro forma data:
    Pro forma net income                                                 $ 2,435,853                          $ 6,657,971
                                                                         ===========                          ===========

    Pro forma net income per share                                       $      0.19                          $      0.53
                                                                         ===========                          ===========

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